Exhibit 99.6

November 11, 2020

NB Merger Corp.

c/o Newborn Acquisition Corp.

Room 801, Building C

SOHO Square, No. 88

Zhongshan East 2nd Road, Huangpu District

Shanghai, 200002, China

Gentlemen:

NB Merger Corp. (the “Company”) is party to a Merger Agreement (the “Merger Agreement”), dated as of the date hereof, by and among Newborn Acquisition Corp. (“Newborn”); the Company, a wholly owned subsidiary of Newborn; Nuvve Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of the Company; Nuvve Corporation (“Nuvve”); and Ted Smith, as the representative of the stockholders of Nuvve. Pursuant to the Merger Agreement, (i) the Company will merge with Newborn, with the Company surviving the merger and the security holders of Newborn becoming security holders of the Company, and (ii) Nuvve will merge with Merger Sub (the “Acquisition Merger”), with Nuvve surviving as a wholly owned subsidiary of the Company and the security holders of Nuvve becoming security holders of the Company.

EDF Renewables, Inc. (the “Option Holder”) is the owner of 8,286,421 shares of Series A preferred stock, par value $0.0001 per share, of Nuvve, which automatically will convert into 8,286,421 shares of common stock, par value $0.0001 per share, of Nuvve immediately prior to the consummation of the Acquisition Merger (the “Nuvve Shares”). Upon consummation of the Acquisition Merger, the Nuvve Shares will be exchanged for shares (the “Merger Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). In connection with the Acquisition Merger, the Company has granted to the Option Holder a put option (the “Put Option”) entitling the Option Holder to sell $2,000,000 of the Merger Shares to the Company, subject to the terms and conditions of a Purchase and Option Agreement, dated as of the date hereof (the “Purchase and Option Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Option Agreement.

The undersigned hereby commit to purchase from the Company the Put Shares sold to the Company pursuant to the Put Option, at the same purchase price per share as the Put Option and closing simultaneously with the Put Option. Within two (2) business days of receipt of a Put Notice, the Company shall deliver a copy of such Put Notice to the undersigned. At or prior to the Put Closing, (i) the undersigned shall pay an amount (the “Purchase Price”) equal to (A) the number of Put Shares, multiplied by (B) the Put Option Exercise Price, to the Company by wire transfer of immediately available funds, and (ii) the Company shall issue the Put Shares to the undersigned in the names and denominations designated by the undersigned at least three (3) business days prior to the Put Closing, in direct registration form, on the books and records of the Company’s transfer agent. The Purchase Price and the Put Shares shall be allocated between the undersigned in proportion to their respective ownership of Nuvve Shares at the closing of the Acquisition Merger.

The obligations of the undersigned pursuant to this letter agreement shall be conditioned upon the consummation of the Acquisition Merger. Except in the case that the transactions contemplated by the Merger Agreement are consummated, this Agreement shall terminate upon the termination of the Merger Agreement.

Each of the undersigned hereby represents and warrants that, as applicable:

(a)	he has been advised that the Put Shares have not been registered under the Securities Act;

(b)	he is acquiring the Put Shares for his account for investment purposes only;

(c)	he has no present intention of selling or otherwise disposing of the Put Shares in violation of the securities laws of the United States;

(d)	he is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended;

(e)	he has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder;

(f)	he is familiar with the proposed business, management, financial condition and affairs of the Company;

(g)	he has full power, authority and legal capacity to execute and deliver this letter and any documents contemplated herein or needed to consummate the transactions contemplated in this letter; and

(h)	this letter constitutes the legal, valid and binding obligation of the undersigned and is enforceable against him.

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Very truly yours,

Gregory Poilasne

Ted Smith

Accepted and Agreed:

NB MERGER CORP.

By:
Name:
Title: